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                                                                 Exhibit 23(a)

                            CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
United Dominion Realty Trust, Inc.:





We consent to the incorporation by reference in the previously filed Registration Statement Form S-3 No. 33-40433, Registration Statement Form S-3 No. 33-32930, Registration Statement Form S-8 No. 33-47926 and Registration Statement Form S-8 No. 33-48000 of United Dominion Realty Trust, Inc. of our report dated May 12, 1994, with respect to the statement of rental operations of The Shire Apartments for the year ended December 31, 1993, included in this Form 8-K/A, Amendment to Application or Report on Form
8-K dated April 15, 1994 and included in this Form 8-K/A, Amendment to Application or Report on Form 8-K dated May 26, 1994.








/s/ L.P. Martin & Company, P.C.
L. P. Martin & Company, P.C.
Certified Public Accountants
June 1, 1994